CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of CNI Charter Funds and to the use of our reports dated February 29, 2012 on the financial statements and financial highlights of Rochdale Dividend & Income Portfolio, Rochdale Intermediate Fixed Income Portfolio, Rochdale Fixed Income Opportunities Portfolio, and Rochdale Emerging Markets Portfolio, each a series of beneficial interest of Rochdale Investment Trust.   Such financial statements and financial highlights appear in the 2011 Annual Report to Shareholders, which is incorporated by reference into this Registration Statement.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 19, 2013